(1) Laurus Master Fund, Ltd., a Cayman Islands corporation ("Laurus Master Fund"), is the holder of all of the securities of Riviera Tool Company, a Michigan corporation (the "Company"), reported herein. Laurus Master Fund is managed by Laurus Capital Management, LLC, a Delaware limited liability company ("Laurus Capital"). Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital, and share sole voting and investment power over all securities of the Company held by Laurus Master Fund. Thus, for the purposes of Reg. Section 240.13d-3, Laurus Capital, Eugene Grin and David Grin may be deemed to be beneficial owners of more than 10% of the Company's common stock, no par value per share. Each of Laurus Capital, Eugene Grin and David Grin disclaims beneficial ownership of the securities reported herein except to the extent of such person's pecuniary interest in Laurus Master Fund, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by the statement.